Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT

         The following is a list of the subsidiaries of Atlantic Liberty Financial Corp. following the Conversion:


         Name                                       State of Incorporation
         ----                                       ----------------------

Atlantic Liberty Savings, F.A.                      Federal (100 % Owned)